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                                    March 11, 1997


The Mills Corporation
1300 Wilson Blvd.
Arlington, VA  22209

Ladies and Gentlemen:

     We have acted as counsel to The Mills Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on October 3, 1996, as amended through the date hereof (the "Registration Statement," which includes a Prospectus and a Prospectus Supplement (collectively, the "Prospectus")), relating to the proposed public offering of up to $250,000,000 in aggregate amount of (i) preferred stock, $.01 par value ("Preferred Stock"), (ii) common stock, $.01 par value ("Common Stock"), and (iii) warrants exercisable for Common Stock ("Common Stock Warrants"). In connection with the filing of the Registration Statement, we have been asked to provide you with our opinion regarding certain federal tax matters related to the Company. Unless otherwise defined herein, capitalized terms used in this letter have the meaning set forth in the Registration Statement.

Basis for Opinions

     The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future.


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     In rendering our opinions, we have examined the following documents:
(1) the Registration Statement (including the exhibits thereto); (2) the Limited Partnership Agreement of The Mills Limited Partnership (the "Operating Partnership"), dated April 21, 1994 and amended effective July 1, 1995; (3) the Amended and Restated Certificate of Incorporation of the Company, dated April 19, 1994 (the "Company Articles of Incorporation"); (4) organizational documents of MillsServices Corp. (the "Services Company"), Potomac Mills Finance Corp., The Mills GP Inc., Washington Potomac Partners Corp., and Potomac Gurnee Finance Corp., as in effect on the date hereof; (5) the stock ownership records for the Services Company, Potomac Mills Finance Corp., The Mills GP Inc., Washington Potomac Partners Corp., and Potomac Gurnee Finance Corp.; (6) the Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 1996 and September 30, 1996; (7) the form of limited partnership agreement used for the formation of the various limited partnerships in which the Operating Partnership and/or the Company owns an interest; (8) the form of limited liability operating agreement for the various limited liability companies in which the Operating Partnership and/or the Company owns an interest; (9) selected leases at various of the properties in which the Operating Partnership owns an interest; and (10) the management agreements as provided by the Company. The opinions set forth in this letter also are premised on certain written representations of the Company and the Operating Partnership contained in a letter to us of even date herewith (the "Management Representation Letter"). Collectively, the Company, the Operating Partnership, the Services Company, and the other entities in which the Company and/or the Operating Partnership own substantially all of the economic interests are sometimes referred to herein as the "Company Group Entities."

     We have made such legal and factual inquiries, including an examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of rendering these opinions. For the purposes of our opinions, however, we have not made an independent investigation or audit of the facts set forth in the above referenced documents. We have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not, however, aware of facts contrary to the facts set forth in the above referenced documents.

     In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company Articles of Incorporation, have been and will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Moreover, we have assumed that

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each of the Company Group Entities has been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and that, as represented by the Company, there are no agreements or understandings between the Company or the Operating Partnership, on the one hand, and Herbert S. Miller and Kan Am US, Inc. and/or their affiliates, on the other, that are inconsistent with Mr. Miller and Kan Am US, Inc. being considered to be both the record and beneficial owners of more than 90% of the outstanding voting stock of the Services Company.

     We assume for the purposes of this opinion that the Company and the Service Company each is a validly organized and duly incorporated corporation under the laws of the State of Delaware, and that the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware.

Opinions

     Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that (1) the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code for its taxable years ending December 31, 1994, December 31, 1995, and December 31, 1996, and the Company's current organization and method of operation will enable it to continue to meet the requirements for qualification as a REIT for each of its subsequent taxable years; and (2) the discussion in the Registration Statement under the heading "Federal Income Tax Considerations" is correct in all material respects and fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock of the Company.

     In connection with such opinions, we note that the Company is in the business of owning and operating super regional "value retail" outlet malls. These properties are extremely large, complex operations that are different in many respects both from traditional outlet malls and traditional regional malls. In connection with the operation of these malls, the Company regularly undertakes a wide range of marketing and promotional activities that are intended to promote and benefit the entire mall operation through increasing consumer spending and thereby increasing the rents that the Company derives from its tenants. The IRS in a number of private letter rulings has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the center (and therefore the REIT's revenues from tenants), rather than to benefit a specific tenant. Some of these advertising and promotional activities undertaken by the Company are identical to those approved by the IRS in these private letter rulings, but in view of the complex and relatively unique nature of the Company's malls, some of the Company's advertising and promotional activities are

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different from and more extensive than those addressed specifically by the
IRS to date. The Company has represented that all of its advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing the Company's overall revenues through increased rents (which are typically based upon a percentage of sales). Although the matter is not free from doubt, based upon the basic premise upon which the IRS has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally and the Company's representation as to the primary purpose for such activities, we are of the opinion that the Company's advertising and promotional activities will not affect its ability to qualify as a REIT.

     We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We have not undertaken to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and the other Company Group Entities, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

     For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of the Prospectus under the heading "Federal Income Tax Considerations." We note that the Prospectus does not necessarily address all of the federal income tax considerations that may be relevant to a holder of Securities depending upon the particular form and economic terms of the Securities when issued. It is our understanding that in the event the Company issues Securities other than Common Stock, the Company will prepare an additional supplement to the Prospectus, which supplement, together with the Prospectus, will address the federal income tax considerations that are likely to be material to a holder of such Securities.

     This opinion letter has been prepared solely for your benefit in connection with the Registration Statement. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, filed with any governmental agency or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the

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incorporation by reference of this opinion in the
Registration Statement and to the use of the name of our firm therein.

     This opinion letter supersedes and replaces our opinion letter dated October 27, 1996, which letter previously was filed as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Hogan & Hartson L.L.P.

                                       HOGAN & HARTSON L.L.P.